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                                                                   Exhibit 10.13

                           TRADEMARK LICENSE AGREEMENT

Licensor: Shenzhen Neptunus Group Co., Ltd. (hereinafter referred to as "Party
A")

Licensee: Shenzhen Nepstar Pharmaceutical Co., Ltd. (hereinafter referred to as "Party B")

     In accordance with relevant provisions of Trademark Law of the People's Republic of China, under the principles of free will and faithfulness, through negotiation, Party A and Party B enter into this Trademark License Agreement.

     1. Party A has registered the trademark "Neptunus" under 35 categories ("Licensed Trademark") and Party A is the legal trademark registrant.

     2. Party A hereby licenses Party B to use for its own business or to authorize its manufacturers to use the Licensed Trademark on products supplied to Party B. This license is a non-exclusive license. Party B may only use the Licensed Trademark within the scope permitted by Party A and in the ways as authorized hereunder.

     If national law or regulation restricts joint use of the Licensed Trademark, Party B shall have the priority right to use such trademark. Party A shall ensure that under all circumstances, Party B is able to use the Licensed Trademark that it has already used.

     3. The provision of the Licensed Trademark logo: in writing (please refer to the Trademark Registration Application/ Trademark Registration Application Acceptance Notice/ photocopy of the Trademark Registration Certificate).

     4. Term of license and Fees: the term of license shall be the whole legally existing period of the Licensed Trademark from the effective date of this Agreement, including the trademark registration term and the renewed term after expiry of the trademark registration term; within the term of license, Party A will not collect any fee from Party B.

     5. When using the Licensed Trademark, Party B may not take any action in violation of national laws or regulations; otherwise, it shall bear the liability of breach of contract in accordance with laws of the People's Republic of China.

     a. Party B may not change any character, figure or the combination of the forgoing

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on the Licensed Trademark without Party A's permission;

     b. Party B may not, in any way, create or use any trademark logo that is similar to or transformed from the Licensed Trademark hereunder; and

     c. Party B may not apply for registration of the Licensed Trademark in any other country in any way and in any name.

     6. To protect the reputation of the Licensed Trademark, Party B promises to use the Licensed Trademark in a reasonable way and guarantees to maintain the unified price and reputation of all products bearing the Licensed Trademark at final retail session. Party A shall have the right to supervise the quality of Party B's products bearing the Licensed Trademark, while Party B guarantees the quality of the products bearing such Licensed Trademark.

     a. Party B must indicate the name of the manufacturer and place of production on the products bearing the Licensed Trademark; and

     b. Party B may not take any action that may have adverse effect on such trademark within and after the term of this Agreement;

     7. This Trademark License Contract shall become legally binding once upon execution. Party A has no right to revoke this Contract under any circumstance. Otherwise, Party A shall be responsible for all legal and economic liability arising therefrom.

     8. Miscellaneous: this Contract is executed with four originals, of which two shall be kept by each of Party A and Party B respectively. This Agreement shall come into force upon being stamped by both parties.


Licensor (Party A): /s/ Shenzhen Neptunus Group Co., Ltd.


Licensee (Party B): /s/ Shenzhen Nepstar Pharmaceutical Co., Ltd.

                               This Agreement is entered into on April 20, 2000.